Exhibit 99.1
INVESTORS: Allan Kells
(816) 201-2445 allan.kells@cerner.com
MEDIA: Erica Wells
(816) 201-8919 erica.wells@cerner.com
Cerner’s Internet Home Page: http://www.cerner.com
Cerner Delivers Strong New Business Bookings and Cash Flow
Revenue and Earnings Growth Strong
KANSAS CITY, Mo. — February 2, 2006—Cerner Corp. (NASDAQ: CERN) today announced results for the 2005 fourth quarter ended December 31, 2005, delivering strong levels of new business bookings, revenue, earnings and cash flow. New business bookings revenue in the fourth quarter was $386.3 million, which is up 58 percent over the fourth quarter of 2004. Fourth quarter bookings include $65.5 million of bookings related to Cerner’s contract with Fujitsu Services Ltd. as part of the National Health Service (NHS) initiative to automate clinical processes and digitize medical records in the Southern Cluster of England. Excluding bookings revenue from this contract, Cerner’s bookings revenue was $320.8 million, which is up 31 percent over the fourth quarter of 2004. Full-year 2005 bookings revenue was $1.35 billion, which is 48 percent higher than 2004 bookings of $917.4 million.
Fourth quarter 2005 revenues increased 31 percent to $325.8 million compared to $248.2 million in the year-ago quarter and $294.6 million in the third quarter of 2005. Full-year 2005 revenue totaled $1.16 billion, which is 25 percent more than 2004 revenue of $926.4 million. Fourth quarter 2005 net earnings were $27.4 million, compared to net earnings of $21.4 million in the fourth quarter of 2004. Fourth quarter 2005 diluted earnings per share were $0.34, which reflects the effect of a two-for-one stock split that was effective January 10, 2006. Analysts’ consensus estimate for fourth quarter 2005 diluted earnings per share was $0.34. Full-year 2005 diluted earnings per share were $1.10 compared to $0.86 cents in 2004, after the effect of the two-for-one stock split.
Cerner generated record operating cash flow for the fourth quarter and full-year 2005 of $93.3 million and $228.9 million, respectively.
Other Fourth Quarter Highlights:
•	Record cash collections of $345.2 million.

•	Days sales outstanding of 89 days compared to 104 days in the year-ago quarter and 98 days in the third quarter of 2005.

•	Total revenue backlog of $2.14 billion, up 39 percent over the year-ago quarter. This is comprised of $1.72 billion of contract backlog and $415.7 million of support and maintenance backlog.

•	296 Cerner Millennium® solution implementations were completed. Cerner has now turned on more than 4,800 Cerner Millennium solutions at more than 900 client facilities worldwide.

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“I am extremely pleased with our fourth quarter and full-year 2005 results,” said Neal Patterson, Cerner’s co-founder, chairman and chief executive officer. “With strong growth of bookings, backlog, revenue, earnings and cash flow, Cerner strengthened its leadership position in the healthcare IT industry. In addition to another strong year in the United States, Cerner had a breakout year in its global business during 2005, with revenue from outside the United States increasing more than 75 percent and now representing approximately 10 percent of Cerner’s total revenue.”
“Our outlook remains positive for the healthcare IT industry and Cerner,” added Patterson. “In passing $1 billion in revenue, we reached an important level of scale that positions us well for future growth opportunities around the world. We also offer the most unified and scaleable architecture with the broadest suite of solutions, which is important in an environment when entire countries are in the process of considering major IT initiatives.”
Future Period Guidance
The Company expects revenue in the first quarter of 2006 to be approximately $310 million to $320 million. Cerner expects diluted earnings per share excluding stock options expense in the first quarter to be between $0.26 and $0.27, which is approximately 21 to 26 percent higher than the first quarter of 2005. The Company expects adoption of Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment, which requires the expensing of stock options, to reduce diluted earnings per share in the first quarter by approximately $0.04, leading to expected diluted earnings per share between $0.22 and $0.23.
Cerner expects new business bookings in the first quarter to be between $255 million and $270 million, which is approximately 10 to 15 percent higher than the first quarter of 2005.
For the year 2006, Cerner expects diluted earnings per share of $1.34 to $1.35 before stock options expense, which reflects growth of approximately 24 percent over 2005 and is 1 to 2 cents higher than the Company’s prior guidance. The Company expects adoption of SFAS No. 123R to reduce diluted earnings per share for 2006 by approximately $0.16, leading to expected diluted earnings per share of approximately $1.18 to $1.19. Cerner expects 2006 revenue to be between $1.30 billion and $1.34 billion.
Earnings Conference Call
Cerner will host an earnings conference call to provide additional detail on fourth quarter results at 3:30 p.m. CDT on February 2, 2006. The dial-in number for the call is (617) 213-8059 with a pass code of Cerner. The replay number is (617) 801-6888 (Pass code: 55020094). The rebroadcast of the call will be available from approximately 6:00 p.m. CDT, February 2, through 6:00 p.m. CDT, February 5.
An audio Webcast will be available both live and archived on Cerner’s Web site at www.cerner.com under the About Cerner section (click Investors, then Presentations and Webcasts). A copy of the script used during the call will also be available at the same section of www.cerner.com.
Cerner Corp. is taking the paper chart out of healthcare, eliminating error, variance and waste in the care process. With more than 1,500 clients worldwide, Cerner is the leading supplier of healthcare information technology. The following are trademarks of Cerner: Cerner, Cerner Millennium, and Cerner’s logo. (Nasdaq:CERN), www.cerner.com.

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This release contains forward-looking statements that involve a number of risks and uncertainties. It is important to note that the Company’s performance, and actual results, financial condition or business could differ materially from those expressed in such forward-looking statements. The words “outlook,” “positions us,” “guidance,” “expects,” “estimates” or the negative of these words, variations thereof or similar expressions are intended to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: quarterly operating results may vary, stock price may be volatile, changes in the healthcare industry, significant competition, the Company’s proprietary technology may be subjected to infringement claims or may be infringed upon, government regulations, the possibility of product-related liabilities, possible system errors or failures or defects in the performance of the Company’s software, risks associated with the Company’s global operations, the recruitment and retention of key personnel, risks related to doing business with third party suppliers, and the potential inconsistencies in sales forecasts compared to actual sales. Additional discussion of these and other factors affecting the Company’s business is contained in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.
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CERNER CORPORATION
CONSOLIDATED STATEMENT OF EARNINGS

		Note (1) (2)		Note (3) (4)
	Three Months		Three Months
	Ended	YTD	Ended	YTD
(In thousands, except per share data)	December 31, 2005	December 31, 2005	January 1, 2005	January 1, 2005
Revenue
System sales	$134,419	449,734	99,614	351,861
Support, maintenance and services	182,204	677,664	141,273	542,414
Reimbursed travel	9,191	33,387	7,285	32,081

Total revenue	325,814	1,160,785	248,172	926,356

Margin
System sales	82,117	278,661	65,113	236,058
Support, maintenance and services	169,326	627,438	128,961	493,950

Total margin	251,443	906,099	194,074	730,008

Operating expenses
Sales and client service	124,065	466,206	97,635	383,628
Software development	59,456	211,455	43,429	171,589
General and administrative	21,543	81,620	16,321	63,327
Write-off of in process research and development	—	6,382	—	—

Total operating expenses	205,064	765,663	157,385	618,544

Operating earnings	46,379	140,436	36,689	111,464

Interest income	1,565	3,871	1,663	3,022
Interest expense	(2,957)	(9,729)	(2,323)	(9,174)
Other income	279	666	(284)	2,608

Non-operating expense, net	(1,113)	(5,192)	(944)	(3,544)

Earnings before income taxes	45,266	135,244	35,745	107,920
Income taxes	(17,894)	(48,993)	(14,319)	(43,272)

Net earnings	$27,372	86,251	21,426	64,648

Basic earnings per share (Note 5)	$0.36	1.16	0.29	0.90

Basic weighted average shares outstanding (Note 5)	76,758	74,144	72,990	72,174

Diluted earnings per share (Note 5)	$0.34	1.10	0.28	0.86

Diluted weighted average shares outstanding (Note 5)	80,810	78,090	76,110	75,142

Note 1:	Includes a tax benefit of $4.8 million relating to the carryback of a capital loss generated by the sale of Zynx in the first quarter of 2004. The impact of this refund claim is a $4.8 million increase in net earnings and an increase in diluted earnings per share of $.06 for the twelve months ended December 31, 2005.

Note 2:	Includes a charge for the write off of acquired in process research and development related to the acquisition of the medical business division of Vitalworks, Inc. The impact of this charge is a $3.9 million decrease, net of $2.4 million tax benefit, in net earnings and a decrease to diluted earnings per share of $.05 for the twelve months ended December 31, 2005.

Note 3:	Includes a charge for vacation accrual of $3.3 million included in General and administrative. The impact of this charge is a $2.1 million decrease, net of $1.2 million tax benefit, in net earnings and a decrease to diluted earnings per share of $.03 for the twelve months ended January 1, 2005.

Note 4:	Includes a gain on the sale of Zynx Health Incorporated. The impact of this gain is a $1.8 million increase, net of $1.2 million tax expense, in net earnings and an increase to diluted earnings per share of $.02 for the twelve months ended January 1, 2005.

Note 5:	Reflects the effect of a 2 for 1 stock split distributed on January 9, 2006.

CERNER CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,	January 1,
(In thousands)	2005	2005
Assets

Cash and cash equivalents	$113,057	187,371
Short-term investments	161,230	2,413
Receivables, net	316,965	282,199
Inventory	9,585	7,373
Prepaid expenses and other	47,728	30,117

Total current assets	648,565	509,473

Property and equipment, net	292,608	230,440
Software development costs, net	172,548	157,765
Goodwill, net	116,142	54,600
Intangible assets, net	60,448	22,690
Other assets	10,252	7,297

Total assets	$1,300,563	982,265

Liabilities

Accounts payable	$65,377	37,008
Current installments of long-term debt	28,743	21,908
Deferred revenue	79,890	77,445
Deferred income taxes	3,456	430
Accrued payroll and tax withholdings	66,002	55,819
Other accrued expenses	13,556	6,634

Total current liabilities	257,024	199,244

Long-term debt	194,265	108,804
Deferred income taxes	72,922	69,863
Deferred revenue	14,533	5,703

Total liabilities	538,744	383,614

Minority owners’ equity interest in subsidiary	1,286	1,166

Stockholders’ Equity

Common stock	785	747
Additional paid-in capital	351,912	270,750
Retained earnings	430,262	344,011
Treasury stock, at cost (1,502,999 shares in 2005 and 2004)	(26,793)	(26,793)
Foreign currency translation adjustment	4,367	8,770

Total stockholders’ equity	760,533	597,485

Total liabilities and equity	$1,300,563	982,265

CERNER CORPORATION
NON-GAAP
CONSOLIDATED STATEMENT OF EARNING

	Three Months		Three Months
	Ended	YTD	Ended	YTD
(In thousands, except per share data)	December 31, 2005	December 31, 2005	January 1, 2005	January 1, 2005
Revenue
System sales	$134,419	449,734	99,614	351,861
Support, maintenance and services	182,204	677,664	141,273	542,414
Reimbursed travel	9,191	33,387	7,285	32,081

Total revenue	325,814	1,160,785	248,172	926,356

Margin
System sales	82,117	278,661	65,113	236,058
Support, maintenance and services	169,326	627,438	128,961	493,950

Total margin	251,443	906,099	194,074	730,008

Operating expenses
Sales and client service	124,065	466,206	97,635	383,628
Software development	59,456	211,455	43,429	171,589
General and administrative	21,543	81,620	16,321	59,981

Total operating expenses	205,064	759,281	157,385	615,198

Operating earnings	46,379	146,818	36,689	114,810

Interest income	1,565	3,871	1,663	3,022
Interest expense	(2,957)	(9,729)	(2,323)	(9,174)
Other income	279	666	(284)	(415)

Non-operating expense, net	(1,113)	(5,192)	(944)	(6,567)

Earnings before income taxes	45,266	141,626	35,745	108,243
Income taxes	(17,894)	(56,228)	(14,319)	(43,345)

Net earnings	$27,372	85,398	21,426	64,898

Basic earnings per share (Note 1)	$0.36	1.15	0.29	0.90

Basic weighted average shares outstanding (Note 1)	76,758	74,144	72,990	72,174

Diluted earnings per share (Note 1)	$0.34	1.09	0.28	0.86

Diluted weighted average shares outstanding (Note 1)	80,810	78,090	76,110	75,142
RECONCILIATION OF NON-GAAP
TO GAAP CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months		Three Months
	Ended	YTD	Ended	YTD
(In thousands, except per share data)	December 31, 2005	December 31, 2005	January 1, 2005	January 1, 2005
Non-GAAP net income	$27,372	85,398	21,426	64,898
Tax benefit on sale of Zynx	—	4,794	—	—
IP R&D write-off	—	(6,382)	—	—
Income tax effect	—	2,441	—	—
Vacation accrual	—	—	—	(3,346)
Income tax effect	—	—	—	1,270
Gain on sale of Zynx	—	—	—	3,023
Income tax effect	—	—	—	(1,197)

GAAP net income	$27,372	86,251	21,426	64,648

Basic earnings per share (Note 1)	$0.36	1.16	0.29	0.90

Basic weighted average shares outstanding (Note 1)	76,758	74,144	72,990	72,174

Diluted earnings per share (Note 1)	$0.34	1.10	0.28	0.86

Diluted weighted average shares outstanding (Note 1)	80,810	78,090	76,110	75,142
Note 1: Reflects the effect of a 2 for 1 stock split distributed on January 9, 2006.